EXHIBIT 99.1

Contact:
Michael Muldowney
President and Chief Financial Officer
Nextera Enterprises
(617) 262-0055
NEXTERA ANNOUNCES 2005 THIRD QUARTER RESULTS
Boston, MA — October 20, 2005 — Nextera Enterprises, Inc. (OTC: NXRA) today reported results for the third quarter ended September 30, 2005.
In the 2005 third quarter, Nextera recorded a net loss of $0.6 million, or $0.02 per share, compared to a net loss of $0.6 million, or $0.02 per share, in the third quarter of 2004. Included in the 2005 third quarter net loss is $0.1 million of expenses incurred for costs paid to a third party in connection with the evaluation of potential acquisition opportunities. In the second quarter of 2005, Nextera recorded a net loss of $0.5 million, or $0.02 per share.
At the end of the third quarter 2005, Nextera had approximately $15.3 million of cash on hand. The Company has loss carryforwards of approximately $53.0 million at September 30, 2005. A full valuation allowance is maintained on the Company’s deferred tax assets, which includes the loss carryforwards, due to the uncertainty of utilization of the future tax benefits.
Currently, Nextera has no operating business, however, the Company is actively engaged in the process of identifying acquisition candidates and related activities. If Nextera is unable to acquire new business operations, it will commence a process to liquidate, however, no timeframe has been set for completion of its acquisition efforts. If the Company decides to liquidate, it expects to commence liquidation proceedings shortly thereafter. In the absence of an acquisition, the Company expects to incur a loss in the 2005 fourth quarter of approximately $0.5 million.
This press release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to Nextera Enterprises that are based on the beliefs of Nextera’s management. Any statements contained in this press release that are not historical facts are forward-looking statements. Such statements are based on many important factors that may be outside of Nextera’s control, causing actual results to differ materially from those suggested. Such factors include, but are not limited to, our ability to utilize our net operating loss carryforwards and new business acquisition efforts. Further information on these and other potential factors that could affect Nextera’s financial and operating results are included in Nextera’s 10-Q filed on August 10, 2005 with the Securities and Exchange Commission.
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699 Boylston Street
Boston, MA 02116
617.262.0055 617.262.7105fax
www.nextera.com

NEXTERA ENTERPRISES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
	(unaudited)		(unaudited)

Net revenues	$—	$—	$—	$—
Cost of revenues	—	—	—	—

Gross profit	—	—	—	—
Selling, general and administrative expenses	491	662	1,623	2,113
Special charges	—	—	—	—

Operating loss	(491)	(662)	(1,623)	(2,113)
Interest income, net	64	44	182	127
Other expense	(142)	—	(179)	—

Loss from continuing operations before income taxes	(569)	(618)	(1,620)	(1,986)
Provision for income taxes	6	—	18	—

Loss from continuing operations	(575)	(618)	(1,638)	(1,986)
Income from discontinued operations	19	—	131	—

Net loss	$(556)	$(618)	$(1,507)	$(1,986)
Preferred stock dividends	(84)	(78)	(245)	(229)

Net loss applicable to common stockholders	$(640)	$(696)	$(1,752)	$(2,215)

Net loss per common share, basic and diluted from Continuing operations	$(0.02)	$(0.02)	$(0.06)	$(0.07)
Discontinued operations	0.00	—	$0.00	—

Net loss per common share, basic and diluted	$(0.02)	$(0.02)	$(0.05)	$(0.07)

Weighted average common shares outstanding, basic and diluted	33,870	33,870	33,870	33,870
Note: Due to rounding differences, the aggregate net loss per common share for the nine months ended September 30, 2005 and the net loss per common share from continuing operations does not equal.

NEXTERA ENTERPRISES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

ASSETS	September 30, 2005	December 31, 2004
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$15,312	$16,713
Other current assets	231	474

Total current assets	15,543	17,187

Other assets	73	39

Total assets	$15,616	$17,226

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$736	$843
Other current liabilities	337	258

Total current liabilities	1,073	1,101

Other long-term liabilities	791	870

Total stockholders’ equity	13,752	15,255

Total liabilities and stockholders’ equity	$15,616	$17,226